Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-187599, No. 333-167796 and No. 333-165810) of SS&C Technologies Holdings, Inc. of our report dated February 27, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10 K.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

February 27, 2014